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                                   EXHIBIT 4.2
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                              SCHEDULE TO EXHIBIT 4.2
                              -----------------------

          The Guarantees executed by each of the following parties in favor of First National Bank of Commerce, as Trustee, are substantially identical in all material respects except as indicated below.

          SCHEDULE OF GUARANTORS EXECUTING GUARANTEES
          -------------------------------------------

          Alton Gaming Company
          Argosy of Louisiana, Inc.
          Catfish Queen Partnership in Commendam
          The Indiana Gaming Company
          Iowa Gaming Company
          Jazz Enterprises, Inc.
          The Missouri Gaming Company
          The St. Louis Gaming Company

          Pursuant to Paragraph 2 of Item 601 of S-K, the following form is filed in lieu of the various Guarantees. Any material details in which such Guarantees differ from the enclosed form document are described in the enclosed form document.

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                                FORM OF GUARANTEE
                                -----------------

          For value received, __________________, a _______________
corporation, hereby irrevocably, unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed the due and punctual payment, as set forth in the Indenture pursuant to which such Security and this Guarantee were issued, of the principal of, premium (if any) and interest (and Liquidated Damages, if any) on such Security when and as the same shall become due and payable for any reason according to the terms of such Security and Article XIII of the Indenture. The Guarantee of the Security upon which this Guarantee is endorsed will not become effective until the Trustee signs the certificate of authentication on such Security.